Issuer Free Writing Prospectus
Filed by: ARMOUR Residential REIT, Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-11: No. 333-166847

ARMOUR RESIDENTIAL REIT, INC.  ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

VERO BEACH, FL - - June 16, 2010 - - ARMOUR Residential REIT, Inc.  (OTCBB: AMRR and AMRRW) (“ARMOUR” or the “Company”) today announced that it has priced a public offering of 5,110,000 shares of its common stock at a price of $6.75 per share for gross proceeds of $34,492,500. The offering is expected to close on or about June 21, 2010. Upon closing of the offering, the estimated pro-forma book value will be $7.25, based on the book value of the Company as of March 31, 2010 and the net proceeds of the offering. The Company's common stock and warrants will begin trading on June 16, 2010 on the NYSE Amex, LLC under the symbols “ARR” and “ARR.WS,” respectively.

Ladenburg Thalmann & Co. Inc., a division of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS.a - News), acted as lead bookrunning manager and representative of the several underwriters in the offering.  Macquarie Capital (USA) Inc. and Maxim Group LLC acted as co-bookrunning managers. I-Bankers Securities, Inc. and National Securities Corporation acted as co-managers in the offering.

A registration statement relating to the offered securities has been declared effective by the Securities and Exchange Commission ("SEC"). The offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained by contacting:

Ladenburg Thalmann & Co. Inc.

520 Madison Avenue

New York, NY 10022

Attention: Prospectus Department

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation focused on investing in Agency residential mortgage-backed securities. ARMOUR’s residential mortgage backed securities portfolio consists of hybrid adjustable-rate, adjustable-rate and fixed-rate residential mortgage-backed securities issued or guaranteed by the following U.S. Government-chartered entities: the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Administration, a U.S. Government corporation (more commonly known as Ginnie Mae).

ARMOUR is externally managed and advised by ARMOUR Residential Management LLC, an entity affiliated with ARMOUR's executive officers.  ARMOUR intends to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional Information and Where to Find It

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Investors, security holders and other interested persons may find additional information regarding ARMOUR at the SEC’s Internet site at http://www.sec.gov/,  www.armourreit.com  or by directing requests to: ARMOUR Residential REIT, Inc., 956 Beachland Blvd., Suite #11, Vero Beach, Florida 32963, Attention: Investor Relations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jeffrey Zimmer at the telephone number below.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Co-Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340